Exhibit 10.27

DRS TECHNOLOGIES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective March 31, 2005)

TABLE OF CONTENTS

ARTICLE I INTRODUCTION

1.1	Name of Plan; Certain Grandfathered Amounts
1.2	Purpose

ARTICLE II DEFINITIONS

2.1	Administrator
2.2	Basic Plan
2.3	Board
2.4	Company
2.5	Compensation
2.6	Deferred Retirement Date
2.7	DRS
2.8	Early Retirement Date
2.9	Final Average Annual Compensation
2.10	Hypothetical Contribution Amount
2.11	Normal Retirement Date
2.12	Old-age Insurance Benefit Amount
2.13	Participant
2.14	Plan
2.15	Retirement
2.16	Service
2.17	Social Security Act and SSA

ARTICLE III ELIGIBILITY

3.1	Eligible Employees
3.2	Continuation of Status
3.3	Waiver of Participation

ARTICLE IV RETIREMENT INCOME

4.1	Normal or Deferred Retirement Benefits
4.2	Early Retirement Benefit
4.3	Retirement Prior to Early Retirement Date

ARTICLE V PAYMENT OF BENEFITS

5.1	Payment of Benefits
5.2	Election of Optional Form

ARTICLE VI DEATH BENEFITS

6.1	Death Benefit; Designation of Beneficiary
6.2	Action by Company

ARTICLE VII CLAIMS PROCEDURE

7.1	Claims Procedures

ARTICLE VIII VESTING; CHANGE OF CONTROL

8.1	Vesting; Payment following Change of Control
8.2	Change of Control

ARTICLE IX NATURE OF OBLIGATIONS TO MAKE BENEFIT PAYMENTS

9.1	Source of Plan Benefits
9.2	No Interest; Unsecured Creditor
9.3	Provision of Data by Participant or Surviving Spouse

ARTICLE X NON ASSIGNMENT OF INTEREST

10.1	Non-Assignability

ARTICLE XI NOT AN EMPLOYMENT CONTRACT

11.1	Not a Contract of Employment

ARTICLE XII ADMINISTRATION OF THE PLAN

12.1	Authority of Administrator
12.2	Expenses of Plan
12.3	Indemnification

ARTICLE XIII AMENDMENT AND TERMINATION

13.1	Amendment and Termination

ARTICLE XIV FORFEITURE

14.1	Forfeiture

ARTICLE I

INTRODUCTION

1.1                               Name of Plan; Certain Grandfathered Amounts

This DRS Technologies, Inc. Supplemental Executive Retirement Plan (the “Plan”) is hereby amended and restated by DRS Technologies, Inc. (“DRS”) effective as of March 31, 2005.  Notwithstanding anything in this Plan to the contrary, any amounts under this Plan which were deferred before January 1, 2005 (as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any rules or regulations promulgated thereunder) (“Grandfathered Amount”) shall be subject to the terms and conditions of the Plan as in effect on December 31, 2004.

1.2                               Purpose

The Plan is intended to enable the Company to attract and retain highly qualified executives and to encourage those executives to devote their full-time best efforts to the Company and its subsidiaries by providing to them supplemental retirement income in consideration of those efforts.

This Plan is intended to be an unfunded supplemental program that is not subject to limitations applicable to benefits provided through a qualified, tax-exempt employee benefit plan established pursuant to Section 401(a) of the Code.  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE II

DEFINITIONS

2.1                               Administrator

“Administrator” shall mean the person or persons so designated and acting under Article XII.

2.2                               Basic Plan

“Basic Plan” shall mean the DRS Retirement/Savings Plan, including any successor plan or predecessor thereof of DRS for its employees generally or of any of its wholly-owned or majority-owned subsidiaries as in effect from time to time.

2.3                               Board

“Board” shall mean the Board of Directors of DRS.

2.4                               Company

“Company” shall mean DRS Technologies, Inc. and its subsidiaries, collectively.

2.5                               Compensation

“Compensation” shall mean, except with respect to Participants set forth on Exhibit B, the base salary of a Participant (excluding any payment in the nature of a bonus or award or premium for overtime or additional work) before reduction in connection with participation in any plan in the nature of a deferred compensation plan (whether such plan provides for deferral of salary or bonus as a “cash or deferred arrangement” under Section 401(k) of the Code, or otherwise).  Compensation for Participants set forth on Exhibit B shall have the meaning set forth on Exhibit B.

2.6                               Deferred Retirement Date

“Deferred Retirement Date” shall mean the first day of a month following Participant’s Retirement, where such Retirement occurs after the Normal Retirement Date.

2.7                               DRS

“DRS” shall mean DRS Technologies, Inc.

2.8                               Early Retirement Date

“Early Retirement Date” shall have the meaning set forth in Section 4.2 hereof.

2.9                               Final Average Annual Compensation

“Final Average Annual Compensation” shall mean one-third (1/3) of the total Compensation earned in the thirty-six (36) consecutive month period in which such total Compensation is highest during the sixty (60) month period immediately prior to Retirement.

2.10                        Hypothetical Contribution Amount

“Hypothetical Contribution Amount” shall mean, for each plan year that the Participant is eligible to participate in the Basic Plan after 1984 which is a year of Service hereunder:

(A)                              $4,273 for the 1985 plan year.

(B)                                $4,419 for the 1986 plan year.

(C)                                For each plan year after 1986, the maximum permitted Company contribution under the Basic Plan for such plan year.

For the plan year in which the Participant is first eligible for the Basic Plan and the plan year in which the Participant Retires or dies, the Hypothetical Contribution Amount will be prorated based on the number of full calendar months while such Participant is eligible to participate in the Basic Plan divided by twelve (12).

2.11                        Normal Retirement Date

“Normal Retirement Date” shall mean the first day of the month following the date a Participant reaches the age of 65 or, if later, the date such Participant is first credited with ten (10) or more years of Service.

2.12                        Old-age Insurance Benefit Amount

“Old-age Insurance Benefit Amount” shall mean the amount (as determined by the Administrator) of monthly “Old-age Insurance Benefit,” as that term is used in Section 402 of the Social Security Act, to which a Participant would be entitled under SSA on his or her own (and not as a spouse or otherwise) account and without any reduction or deduction (for earnings or otherwise), calculated as follows:

(A)                           Such amount shall, in the case of a Participant whose Retirement shall commence at or after age 62 but not later than age 65, be the amount of such benefit payable if the Participant were then entitled under SSA to receive such benefit, and

(B)                                which amount shall, in the case of a Participant whose Retirement shall commence on or after age 65, be the amount of such benefit payable under SSA for the first month for which such benefit amount would be payable at Retirement commencement.

2.13                        Participant

“Participant” shall mean a person covered under the Plan in accordance with Article III.

2.14                        Plan

“Plan” shall mean the DRS Technologies, Inc. Supplemental Executive Retirement Plan, as set forth herein and as amended from time to time.

2.15                        Retirement

“Retire” or “Retirement” shall be deemed to have occurred on the date on which the Participant’s employment terminates for any reason other than death.

2.16                        Service

(A)                              “Service” shall mean, with respect to each Participant who was a Participant in the Plan prior to April 1, 2004 and, following the occurrence of a Change of Control, with respect to each Participant, the number of complete months during which the Participant was continuously employed by the Company prior to his or her Retirement, including but not limited to, any period during which (1) the Participant was on an approved leave of absence (whether paid or unpaid), (2) the

Participant was on a military leave and the Participant had a right to reemployment under applicable law during such leave and the Participant returned to active employment within the time period during which his or her reemployment rights were guaranteed under applicable law or (3) the Participant was receiving short or long-term disability benefits or workers’ compensation benefits.  Service shall also include such additional periods of service or credit for additional periods of service as may be determined by the Board at any time prior to Participant’s Retirement, including any additional service granted to a Participant pursuant to any individual employment or severance or similar type of agreement to which the Participant and the Company are parties.

(B)                                With respect to a Participant who first becomes a Participant in the Plan on or after April 1, 2004, Service shall mean Service as determined in Section 2.16(A) above, provided that no Service shall be credited to such Participant with respect to periods of employment prior to the date of entry into the Plan until the Participant has been credited with one year of Service after entry into the Plan.  With respect to each year of Service after entry into the Plan, the Participant shall be credited with two (2) years of Service with respect to such Participant’s employment with the Company prior to entry into the Plan, until the Participant has received Service credit for the full period of his or her employment with the Company.

(C)                                Notwithstanding anything in this Section 2.16 to the contrary, credited Service under the Plan shall not exceed thirty (30) years.

(D)                               No credit for benefit determination purposes will be given for any period of Service of a Participant with respect to which the maximum permitted employee contributions by that Participant were not, but could have been, made to the Basic Plan or with respect to which required employee contributions by that Participant to the Basic Plan were made and have been, or will be, withdrawn and not repaid, with interest, as provided in the Basic Plan.

2.17                        Social Security Act and SSA

“Social Security Act” and “SSA” each shall mean the Federal Social Security Act, as amended from time to time.

ARTICLE III

ELIGIBILITY

3.1                               Eligible Employees

Plan Participants shall be those individuals as set forth on Exhibit A attached hereto.  The Administrator shall designate each such Participant as a Class A Participant or a Class B Participant.  Unless otherwise determined by the Administrator, each Company employee classified as a “Band A1” or above shall become a Class B Plan Participant upon employment or promotion to such status, as applicable.

3.2                               Continuation of Status

The Administrator may change the status of Plan Participants in its discretion.  If a Participant’s status is so changed, any future benefits of such Participant shall be calculated in accordance with the specific provisions for the benefit class contemplated by Section 4.1, without modification or recalculation of any benefit earned prior to such status change.  In addition, unless otherwise determined by the Administrator, a Participant who ceases to be employed as a “Band A1” or above employee shall immediately cease to participate in the Plan and shall not accrue any additional Plan benefits after the date of such cessation.  Notice shall be provided to each Participant whose status is amended.

3.3                               Waiver of Participation

Notwithstanding any provision contained herein to the contrary, any person who has waived participation in the Plan under any individual compensation or retirement or other agreement shall be ineligible to become a Participant hereunder.

ARTICLE IV

RETIREMENT INCOME

4.1                               Normal or Deferred Retirement Benefits

Upon a Participant’s Retirement from the Company on his or her Normal Retirement Date or Deferred Retirement Date, the Company shall pay to such Participant, in accordance with Article V, a monthly benefit calculated as follows:

(A)                              With respect to Class A Participants, Final Average Annual Compensation shall be multiplied by a percentage equal to the sum of:

(1)                                  3% for each of the first ten (10) years of the Participant’s Service, plus

(2)                                  1.5% for each of the next twenty (20) years of the Participant’s Service.

Therefore, the maximum percentage by which the Final Average Annual Compensation shall be multiplied is sixty percent (60%).

(B)                                With respect to Class B Participants, Final Average Annual Compensation shall be multiplied by a percentage equal to the sum of:

(1)                                  2% for each of the first ten (10) years of the Participant’s Service, plus

(2)                                  1.5% for each of the next twenty (20) years of the Participant’s Service.

Therefore, the maximum percentage by which the Final Average Annual Compensation shall be multiplied is fifty percent (50%).

(C)                                The result of the computation in the preceding clause (A) or clause (B), as applicable, shall be divided by twelve (12) (the result of such division, the “Retirement Benefit”).

(D)                               The Retirement Benefit shall be reduced by each of the following:

(1)                                  (a)  The amount available as a monthly retirement benefit from the Basic Plan  attributable to contributions made by the Company.  The Participant’s monthly retirement benefit under the Basic Plan shall be calculated as if amounts attributable to contributions made by the Company or its subsidiary which have been withdrawn or are outstanding as loans (at the time of Retirement) shall have remained on deposit in the Basic Plan and earned interest at the rate of .66% for each month or fraction of a month measured from the date of withdrawal or loan to the first day of the month during which Retirement occurs.  The amount available as a monthly retirement benefit from the Basic Plan attributable to contributions made by the Company in respect of the period of Participant’s Service under this Plan is referred to as the “Basic Plan Amount,” or

(b)  if the Basic Plan Amount is not determinable for a particular year of Service, then the Participant’s Hypothetical Contribution Amount for such year.

(c)  The Basic Plan Amount and the Hypothetical Contribution Amount for each plan year shall be assumed to have been made on the first day of such plan year with interest credited at the end of each Basic Plan plan year quarter and shall be expressed as a single life annuity determined by applying a factor derived from the following actuarial assumptions to the Participant’s accumulated Basic Plan Amount and the Hypothetical Contribution Amounts (plus interest as aforesaid): (1) interest rate of 6% compounded annually and (2) the 1983 Group Annuity Morality Table for Males.  The resulting annual single life annuity shall be divided by twelve (12).  The reduction contemplated by this paragraph 4.1(D)(1) shall hereinafter be referred to as the “Basic Plan Offset”

(2)                                  The Participant’s Old-age Insurance Benefit Amount; and

(3)                                  In the case of a Participant who has a pension benefit under the DRS Flight Safety and Communications Employee Pension Plan (the “Canadian Pension Plan”), the amount of monthly pension benefit which is or would be payable to such Participant from the Canadian Pension Plan in the form of a single life annuity as of such Participant’s Normal Retirement Date or Deferred Retirement Date, as applicable (whether or not such pension benefit is actually paid at such date from the Canadian Pension Plan because it was paid prior to such date or will be paid at a subsequent date), prorated by multiplying such monthly pension benefit by a fraction (not in excess of one (1)) the numerator of which is such Participant’s years of Service and fractions thereof recognized under the Plan and the denominator of which is the years of credited Service and fractions thereof recognized under the Canadian Pension Plan. Benefits of Participants in the Canadian Pension Plan shall be computed in Canadian dollars and converted for purposes hereof based on the exchange rate published in the Wall Street Journal for the day immediately preceding the date of Retirement.  The reduction contemplated by this paragraph 4.1(D)(3) shall hereinafter be referred to as the “Canadian Pension Offset.”

(E)                                 The result of the computations in this Section 4.1 shall be the Participant’s monthly Retirement Benefit payable at his or her Normal Retirement Date or Deferred Retirement Date, as applicable (the “Normal Retirement Benefit”).

4.2                               Early Retirement Benefit

Upon a Participant’s Retirement from the Company after attaining at least age 55 with ten (10) or more years of Service but prior to the Normal Retirement Date (“Early Retirement Date”), the Company shall pay to such Participant a retirement benefit equal to the Retirement Benefit reduced by a percentage equal to the product of 2% times the number of years (with the appropriate proration for any partial year) elapsing between the date of his or her Early Retirement Date and the date of his or her 62nd birthday (the “Early Retirement Benefit”).  The Early Retirement Benefit shall be further reduced by (A) (i) in the case of a Participant who Retires on or after age 62, the Old-Age Insurance Benefit

Amount and (ii) in the case of a Participant who Retires prior to age 62, for the period after attainment of age 62 only, the Old-Age Insurance Benefit Amount determined as if the Participant Retired at age 62, and (B) the Basic Plan Offset or the Canadian Pension Offset or, if applicable, both.

4.3                               Retirement Prior to Early Retirement Date

Except as provided in Article VIII hereof, no payments under this Plan shall be made to any Participant who Retires prior to attaining age 55 and ten (10) years of Service.

ARTICLE V

PAYMENT OF BENEFITS

5.1                               Payment of Benefits

Subject to Article VIII, a Participant’s Normal Retirement Benefit shall commence effective upon the Participant’s Normal Retirement Date or Deferred Retirement Date, as applicable, and shall continue to be paid on the first day of each successive month until the death of the Participant; provided, however, that if on the Normal Retirement Date, or if applicable, the Deferred Retirement Date, such Participant is deemed to be a “Key Employee” (within the meaning of Section 409A of the Code) such Participant’s Normal Retirement Benefit, other than any portion thereof which is a Grandfathered Amount, shall be delayed until the six (6) month anniversary of the date on which such Participant Retires (or such earlier date as permitted by Section 409A(a)(2) of the Code) (“Key Employee Delayed Payment Date”).  As soon as practicable following the Key Employee Delayed Payment Date, each Key Employee whose Normal Retirement Benefit is delayed until the Key Employee Delayed Payment Date shall receive a lump sum cash payment in an amount equal to the payments such individual would have otherwise received prior to the Key Employee Delayed Payment Date plus applicable interest at the rate of 6% compounded annually.  Subject to Article VIII, a Participant’s Early Retirement Benefit shall commence on the Early Retirement Date; provided, however, that if such Participant is deemed to be a Key Employee on the Early Retirement Date, any portion of the Early Retirement Benefit which is not a Grandfathered Amount shall be delayed until the Key Employee Delayed Payment Date.  Any payment with respect to the Grandfathered Amount shall commence on the Normal Retirement Date, the Deferred Retirement Date, or the Early Retirement Date, as applicable.  In the event the Participant shall have elected to receive reduced benefits under Section 5.2, such benefits shall (i) be payable to the Participant’s spouse only if such spouse shall have lived until the month following the month of the Participant’s death and (ii) commence beginning with the month following the month of the Participant’s death and shall continue until the death of such spouse.  Such benefits shall be paid with respect to the entire calendar month in which such death occurs.  In the event that the Participant shall have elected to receive reduced benefits under Section 5.2 for a period certain, the balance of the remaining monthly payments shall be paid, on the same monthly schedule, to the Participant’s spouse or survivor thereof.

5.2                               Election of Optional Form

(A)                              A Participant may elect under the Plan to receive a reduced Normal Retirement Benefit or Early Retirement Benefit with respect to the portion of such benefit which constitutes a Grandfathered Amount with a joint and survivor and/or period certain benefit payable to his or her surviving spouse by notifying the Administrator of his or her election in writing prior to his or her Retirement.

(B)                                A Participant may elect under the Plan to receive a reduced Normal Retirement Benefit or Early Retirement Benefit with respect to the portion of such benefit which does not constitute a Grandfathered Amount with a joint and survivor and/or period certain benefit payable to his or her surviving spouse by notifying the Administrator of his or her election upon commencement of Plan participation.

(C)                                The Administrator may provide for other opportunities for Plan Participants to elect under the Plan to receive a reduced Normal Retirement Benefit or Early Retirement Benefit with respect to the portion of such benefit which does not constitute a Grandfathered Amount, to the extent permitted under Section 409A of the Code.  In particular, and without limiting the generality of the foregoing, Plan Participants will be given an opportunity to provide for new payment elections, with respect to the form of payment of the portion of the Participant’s benefit which does not constitute a Grandfathered Amount, such new payment elections to be made prior to or on December 31, 2005.

(D)                               For purposes of calculating any reduced Normal Retirement Benefit or reduced Early Retirement Benefit under this Section 5.2 the following actual assumption shall be used: (1) interest rate of 6% compounded annually and (2) the 1983 Annuity Morality Table for Males.

ARTICLE VI

DEATH BENEFITS

6.1                               Death Benefit; Designation of Beneficiary

(A)                              Upon being named a Participant, an employee shall be eligible to designate a beneficiary for a death benefit (the “Death Benefit”).  The Death Benefit, with respect to a Participant who was a Participant prior to April 1, 2004, shall be a lump sum amount equal to five (5) times the Final Average Annual Compensation, determined without regard to any incentive bonus, of the Participant paid through the proceeds of the Life Insurance Policy, as described below, and shall not, in any event, exceed such proceeds.  The Death Benefit shall equal, with respect to a Participant who became a Participant in the Plan on or after April 1, 2004, the present value of Participant’s accrued benefit under the Plan as of his or her death.  For purposes of determining such present value, the following actuarial assumptions shall be utilized:

Mortality:	1983 Group Annuity Mortality Table for Males
Interest Discount Rate:	6%
Assumed Retirement Age:	Age 62 or age at death, if later.

The Death Benefit shall be paid to the designated beneficiary of the Participant or the named contingent beneficiary in the event the designated beneficiary does not survive the Participant.  The Death Benefit shall only be payable upon a Participant’s death prior to Retirement and shall be in lieu of any other plan benefits.

(B)                                With respect to the Death Benefit of a Participant who entered the Plan prior to April 1, 2004, the Company shall continue to maintain the previously purchased life insurance policy (the “Life Insurance Policy”) with respect to such Death Benefit.  The Life Insurance Policy shall be issued to the Company and the Company shall have and may exercise all ownership rights in such policy; provided, however, that the Company shall not exercise any rights under the policy which shall compromise or reduce the Death Benefit payable to the beneficiary.  Dividends payable under the Life Insurance Policy, if any, will be applied as the Company shall determine.  If the Life Insurance Policy proceeds exceed the Death Benefit payable to the Participant, any such excess shall be paid to the Company.

(C)                                During the period of participation, but preceding the commencement of Normal Retirement Benefit or Early Retirement Benefit, the Participant and the Company shall agree to share in the payment of premiums on Life Insurance Policy in the manner set forth below:

(i)            The Participant’s share of the annual premium shall be that portion of the annual premium due on the policy that is equal to the amount of the economic benefit that would be taxable to the Participant but for the payment by the Participant of such amount based upon an amount of insurance protection equal to the Participant’s Death Benefit.

(ii)           The amount of economic benefit that would be taxable to the Participant shall be computed in accordance with the insurer’s current published rate per $1,000 of insurance protection for Individual 1-year term life insurance available to all standard risks as provided in Revenue Ruling 66-110, 1966-1 C.B.12.

(iii)          In order to facilitate the payment of premiums on the policy, it is agreed that the Company in the first policy year, and in each year thereafter and as long as this Plan is in force, shall forward the total amount of the premium then currently due and payable on the policy directly to the insurer and, immediately thereafter, it shall indicate in the appropriate corporate records that the annual sum payable by the Participant, as provided for in clause (i) above, shall be treated for all tax and bookkeeping purposes as additional compensation of the Participant.

6.2                               Action by Company

If the Participant shall die while eligible for an insured Death Benefit, the Company agrees to take such action as may be necessary to obtain payment from the insurer of the amounts payable to the beneficiaries as herein provided.

ARTICLE VII

CLAIMS PROCEDURE

7.1                               Claims Procedures

Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the person or persons selected by the Administrator (which may be the Administrator) (such person or persons, “Claims Administrator”) in writing, as follows:

(A)                              In the event that any application for benefits is denied in whole or in part, the Claims Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Claims Administrator needs to complete the review, and an explanation of the Plan’s review procedure.

(B)                                This written notice will be given to the applicant within ninety (90) days after the Claims Administrator receives the application, unless special circumstances require an extension of time, in which case, the Claims Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

(C)                                This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Claims Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

(D)                               Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Claims Administrator within 60 days after the application is denied (or deemed denied).  The Claims Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Nina Laserson Dunn, General Counsel

DRS Technologies, Inc.

Corporate Headquarters

5 Sylvan Way

Parsippany, NJ 07054

(E)                                 A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Claims Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

(F)                                 Decision on Review.  The Claims Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period.  The Claims Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Claims Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.  If written notice of the Claims Administrator’s decision is not given to the applicant within the time prescribed in this paragraph 7.1(F) the application will be deemed denied on review.

(G)                                Rules and Procedures.  The Claims Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Claims Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

(H)                               Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by paragraph 7.1(A) above, (ii) has been notified by the Claims Administrator that the application is denied (or the application is deemed denied due to the Claims Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in paragraph 7.1(D) above and (iv) has been notified in writing that the Claims Administrator has denied the appeal (or the appeal is deemed to be denied due to the Claims Administrator’s failure to take any action on the claim within the time prescribed by paragraph 7.1(F) above).

7.2                               Insurance Claims

In the case of benefits provided under a Life Insurance Policy, the initial decision on the claims shall be made by the insurer.  The Claims Administrator shall, upon written request of a beneficiary, make available copies of any forms or instructions provided by the insurer to the Claims Administrator.

ARTICLE VIII

VESTING; CHANGE OF CONTROL

8.1                               Vesting; Payment following Change of Control

(A)                              The Retirement Benefit shall become fully vested on the first date that Participant attains at least age 55 with ten (10) or more years of Service; provided, however, that the Retirement Benefit shall become fully vested upon the occurrence of a Change of Control without regard to any age or service requirement if the Participant is employed by the Company immediately prior to the date upon which the Change of Control occurs (the “Accelerated Retirement Benefit”).  The Accelerated Retirement Benefit shall be computed in accordance with paragraph 8.1(B) below, as if the Participant terminated employment with the Company as of the date of Change of Control.

(B)                                A Participant’s Accelerated Retirement Benefit (other than any portion thereof which is a Grandfathered Amount) shall be paid to the Participant, in a lump sum, upon the earliest date permitted under Section 409A of the Code.  The portion of the Participant’s Accelerated Retirement Benefit which is a Grandfathered Amount shall be paid in a lump sum payment as soon as administratively practicable after the Change of Control, but in no event later than sixty (60) days after the Change of Control.  In each case, the lump sum amount shall be the present value of the Participant’s benefit payable as an immediate single life annuity without reduction for early commencement. Further, the present value of the Participant’s single life annuity benefit shall be determined using factors derived from the following actuarial assumptions: (1) the interest rate on thirty (30) year Treasury Bonds of constant maturity for the month of December prior to the calendar year in which the Change of Control occurs and (2) the 1983 Group Annuity Mortality Table for Males.  The benefit of any Participant in pay status as of the date of a Change of Control shall be commuted and any portion of such benefit which is a Grandfathered Amount (and to the extent permitted under Section 409A of the Code, any other portion of such benefit) shall be paid to such

Participant in a single lump sum amount equal to the present value of such benefit determined using the present value factors described in the preceding sentence.

8.2                               Change of Control

For the purpose of this Article VIII, a “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(A)                              any Person is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)), directly or indirectly, of securities of DRS (not including in the securities beneficially owned by such Person any securities acquired directly from DRS or its Affiliates) representing 20% or more of the combined voting power of DRS’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph 8.2(C) below; or

(B)                                the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of DRS) whose appointment or election by the Board or nomination for election by DRS’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(C)                                there is consummated a merger or consolidation of DRS or any direct or indirect subsidiary of DRS with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the DRS, the entity surviving such merger or consolidation or, if DRS or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of DRS (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of DRS (not including in the securities Beneficially Owned by such Person any securities acquired directly from DRS or its Affiliates) representing 20% or more of the combined voting power of DRS’s then outstanding securities; or

(D)                               the stockholders of the Company approve a plan of complete liquidation or dissolution of DRS or there is consummated an agreement for the sale or disposition by DRS of all or substantially all of DRS’s assets, other than a sale or disposition by DRS of all or substantially all of DRS’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of DRS immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of DRS immediately following such transaction or series of transactions.  For purposes of this Section 8.2, (A) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) DRS or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the DRS or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of DRS in substantially the same proportions as their ownership of stock of DRS and (B) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

ARTICLE IX

NATURE OF OBLIGATIONS TO MAKE BENEFIT PAYMENTS

9.1                               Source of Plan Benefits

No funds or assets of DRS will be segregated or physically set aside with respect to the Plan.

9.2                               No Interest; Unsecured Creditor

Neither a Participant nor a surviving spouse, where applicable, will have any interest in any specific asset of DRS as a result of the Plan. Any right to receive benefits under the Plan will be only the right of an unsecured general creditor of DRS.

9.3                               Provision of Data by Participant or Surviving Spouse

As a condition to receiving continued benefit payments under the Plan, each person entitled to receive benefits hereunder shall, from time to time at the reasonable request of the Administrator, provide the Administrator relevant information as the Administrator may reasonable require in connection with computations and determinations relating to the benefits provided herein.

ARTICLE X

NON ASSIGNMENT OF INTEREST

10.1                        Non-Assignability

Other than as provided herein, benefits payable under the Plan will not be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by a Participant or, where applicable, a surviving spouse.

ARTICLE XI

NOT AN EMPLOYMENT CONTRACT

11.1                        Not a Contract of Employment

Neither the existence of this Plan, nor the right of any employee of DRS or any wholly-owned or majority-owned subsidiary to be a participant in the Plan, nor the actual participation in the Plan by any employee, shall create any right in any employee to continue in the employ of DRS or any wholly-owned or majority-owned subsidiary for any specific length of time or create any right, as to a Participant, that any corporation, which is or at any time shall be a wholly-owned or majority-owned subsidiary, shall continue to be a wholly-owned or majority-owned subsidiary.

ARTICLE XII

ADMINISTRATION OF THE PLAN

12.1                        Authority of Administrator

Authority for the administration and interpretation of the Plan will be vested in an Administrator, who shall be the Compensation Committee of the Board of DRS or such person or persons as are selected by Compensation Committee.  The Administrator shall have the authority, under rules of uniform application, to interpret the provisions of the Plan, to determine all facts relating to a Participant’s Service, age, compensation and employment status, and to estimate and determine value equivalencies relating to offset of payments or entitlement from subsidiary plans or under the Federal Social Security Act, and all such interpretations and determinations shall be conclusive.

12.2                        Expenses of Plan

All expenses incurred in administering the Plan will be paid by DRS. No Participant contributions to the Plan are required or permitted.

12.3                        Indemnification

(A)                              If any person is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter called a “proceeding”) by reason of the fact that he or she is or was the Administrator, or by reason of any of his or her acts or omissions while serving as Administrator, such person shall be indemnified and held harmless by DRS to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended (but, in the case of any such amendment, the rights of indemnification provided hereby shall continue as theretofore notwithstanding such amendment unless such amendment permits DRS to provide greater reimbursement than prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be the Administrator and shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives; provided, however, that except as provided in paragraph 12.3(C) below, DRS shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of DRS.

(B)                                The right to indemnification conferred herein shall be a contract right and shall include the right to be paid by DRS the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a claimant hereunder in advance of the final disposition of a proceeding shall be made only after delivery to DRS of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall be ultimately determined that such person is not entitled to be indemnified hereunder or otherwise.

(C)                                A person (the “Claimant”) may bring suit against DRS under this Section 12.3 only if DRS fails to pay in full within thirty (30) days of its receipt of a written claim for payment hereunder.  If successful, in whole or in part, the Claimant shall be entitled to be paid also the expense of prosecuting such claim (including, but not limited to, attorneys’ fees).  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to DRS) that the Claimant has not met the standards of conduct that make it permissible under the General Corporation Law of the State of Delaware for DRS to indemnify the Claimant for the amount claimed, but the burden of proving such defense shall be on DRS. Neither the failure of DRS (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Claimant is proper in the circumstances because he or she has met the applicable standard of conduct, set forth in the General Corporation Law of the State of Delaware, nor an actual determination by DRS (including its Board of Directors, independent legal counsel or its stockholders) that the Claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Claimant has not met the applicable standard of conduct.

(D)                               The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 12.3 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of DRS’s Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors, insurance or otherwise.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.1                        Amendment and Termination

The Plan may be amended or terminated at any time by the Board. However, no amendment or termination shall reduce the amount of benefits (i) being paid to a retired Participant or, (ii) with respect a Participant who is at least age 55 and has completed at least ten (10) years of Service, then accrued and otherwise payable at age 65 based on Service and compensation from DRS as of the date of amendment or termination, unless, in each case such Participant consents to such amendment or termination in writing.  In addition, following a Change of Control, the Plan may not be amended in a fashion which would reduce the amount or payment of any Participant’s benefit accrued as of the date of adoption of such amendment except with the unanimous written consent of all Participants. Notwithstanding the foregoing, nothing in this Section 13.1 shall restrict the Board’s ability on or after a Change of Control to (i) amend the Plan to reduce future benefit accruals without such written consent or (ii) terminate the Plan and provide for the full satisfaction of accrued benefits without such written consent.

ARTICLE XIV

FORFEITURE

14.1                        Forfeiture

Prior to a Change of Control, a Participant or his or her surviving spouse shall have no right to receive payment of any amount or benefit hereunder, and each such amount of benefit shall be forfeited, if the Participant is discharged for willful, deliberate, or gross misconduct as determined by the Board in its sole discretion.

EXHIBIT A

Name	Participant Class

Mark S. Newman	A

Nina Laserson Dunn	B

Richard A. Schneider	B

Robert F. Mehmel	B

Fred L. Marion	B

Steven T. Schorer	B

David W. Stapley	B

Louis C. Belsito	B

Michael Bowman	B

Robert Russo	B

Mark J. Williams	B

Thomas P. Crimmins	B

Richard Danforth	B

Richard P. McNeight	B

Alan Dietrich	B

Paul G. Casner, Jr.*	B

Jackson Kemper**	B

* retired effective March 31, 2005

** former employee

EXHIBIT B

With respect to Mark Newman and Paul Casner, “Compensation” shall mean, the base salary of such individual (excluding any payment in the nature of a bonus or award or premium for overtime or additional work) before reduction in connection with participation in any plan in the nature of a deferred compensation plan (whether such plan provides for deferral of salary or bonus as a “cash or deferred arrangement” under Section 401(k) of the Code, or otherwise); provided, however, that effective April 1, 2004, the Compensation of each of Mark Newman and Paul Casner shall also include incentive bonus payable on or after April 1, 2004.